THE INTEGRITY FUNDS

on behalf of the

INTEGRITY SMALL CAP GROWTH FUND

MANAGEMENT FEE WAIVER and EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, effective commencing on November 15, 2007 between Integrity Money Management, Inc., (the “Adviser”) and The Integrity Funds (the “Trust”) on behalf of the Integrity Small Cap Growth Fund (the “Fund”).

WHEREAS, the Trust currently retains the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants contained in the Investment Advisory Agreement between the parties and herein, it is agreed between the Fund and the Adviser that:

1.             The Adviser agrees to continue to waive its management fee and reimburse expenses, other than extraordinary or non-recurring expenses, until November 14, 2008, so that Net Annual Operating Expenses of the Fund do not exceed 1.50% for Class A shares; and

2.             The Adviser agrees to continue to waive its management fee and reimburse expenses, other than extraordinary or non-recurring expenses, until November 14, 2008, so that Net Annual Operating Expenses of the Fund do not exceed 2.00% for Class C shares.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of November 15, 2007.

                                                                  THE INTEGRITY FUNDS

                                                                  By: ___________________________________

                                                                           President

                                                                  INTEGRITY MONEY MANAGEMENT, INC.

                                                                  By: ___________________________________

                                                                           President